Contacts:

Media:
Kathy A. Schoettlin – (812) 465-7269
Executive Vice President – Communications

Financial Community:
Lynell J. Walton – (812) 464-1366
Senior Vice President – Investor Relations

FOR IMMEDIATE RELEASE –
June 1, 2011

Old National Bancorp Completes Purchase of
Integra Wealth Management Division

EVANSVILLE, Ind. (June 1, 2011): Old National Bancorp (NYSE: ONB) announced today that it has completed its acquisition of Integra Wealth Management and Trust, a division of Integra Bank, National Association Corp.

As a result of the closing, Integra Wealth Management clients — who include families and businesses in areas of Indiana, Kentucky and Illinois — immediately become Old National Wealth Management clients with full access to Old National’s investment experts, products and technology.

“Old National and Integra are long-time community partners and neighbors who share a similar commitment to serving clients and communities,” said Carrie Ellspermann, President and CEO of Old National Wealth Management. “I’m delighted to say that our Old National team of experts is already hard at work helping our new clients maintain and build wealth.”

“The transition of our wealth management and trust clients to Old National has been smooth and seamless,” stated Mike Alley, President and CEO of Integra Bank Corporation. “Though we’re disappointed to exit this line of business, we know the move to Old National is in the best interests of our clients and they will be well taken care of by Old National’s skilled team.”

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.1 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit the Investor Relations section of the Company’s website at oldnational.com

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